Exhibit 8.2

FORM OF WEIL, GOTSHAL & MANGES LLP EXHIBIT 8 OPINION

[Letterhead of Weil, Gotshal & Manges LLP]

[     ], 2003

Hughes Electronics Corporation
200 North Sepulveda Blvd.
El Segundo, California 90245

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the “News Stock Acquisition”) of GMH Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of The News Corporation Limited, an Australia corporation (“News”), with and into Hughes Electronics Corporation, a Delaware corporation (“Hughes”), with Hughes as the surviving corporation.

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of April 9, 2003 by and among Hughes, News and Merger Sub (as amended, the “Merger Agreement”) and the Registration Statements filed with the Securities and Exchange Commission on June 5, 2003 on Form S-4 by Hughes and on Form F-4 by News (collectively, with all the amendments thereto, the “Registration Statements”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of News, Hughes and Merger Sub.

     As used in this opinion letter, the terms “Hughes common stock,” “Hughes common stockholder,” “News Corporation Preferred ADSs,” and GM Class H common stockholder” have the same meanings that are assigned to such terms in the Registration Statements.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the News Stock Acquisition set forth in the Merger Agreement and the Registration Statements, (2) the consummation of the News Stock Acquisition in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and (3) no change in law applicable to the News Stock Acquisition shall occur from the date hereof through the effective time of the News Stock Acquisition.

     Based upon the facts, statements and assumptions set forth above and in the Registration Statements under the caption “The Transactions–Material Tax Consequences Relating to the Transactions”, our examination and review of the documents referred to above and subject to the discussion set forth below, we are of the opinion that, for federal income tax purposes:

     1.     A Hughes common stockholder (i.e., a former GM Class H common stockholder) will recognize a gain or loss as a result of the News Stock Acquisition in an amount equal to the difference between (x) such holder’s adjusted tax basis in the shares of Hughes common stock (or fractional interests therein) that are converted into News Corporation Preferred ADSs and/or cash in the News Stock Acquisition and (y) the sum of the amount of cash and the fair market value of the News Preferred ADSs received or deemed received in exchange therefor;

     2.     The tax basis of News Corporation Preferred ADSs, if any, received by a Hughes common stockholder in the News Stock Acquisition will be equal to the fair market value of such securities on the effective date of the News Stock Acquisition; and

     3.     The holding period of the News Corporation Preferred ADSs received by a Hughes common stockholder in the News Stock Acquisition will commence on the day after the effective date of the News Stock Acquisition.

     We express no opinion concerning any tax consequences of the News Stock Acquisition other than those specifically set forth herein. In particular, and without limiting the immediately preceding sentence, we express no opinion concerning the effectiveness for federal income tax purposes of any attempt by a GM Class H common stockholder to identify the shares of Hughes common stock that are converted into News Corporation Preferred ADSs and/or cash in the News Stock Acquisition.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the News Stock Acquisition, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the use of our name under the caption “Legal Matters” in the Registration Statements.

Very truly yours,

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